EXHIBIT 11.2

ORIGIN AGRITECH LIMITED

CODE OF CONDUCT

We believe that Origin Agritech Limited (together with its subsidiaries and consolidated PRC entities, “Origin” or the “Company”) enjoys a reputation of which we can be proud, and one that reflects our goals and the manner in which we work to achieve them. As an Origin employee, you will be expected to know and comply with law and Origin policies. The purpose of this Code of Conduct (this “Code”) is to provide a summary of certain of the Company’s key policies and procedures, and is just one element of our overall effort to ensure lawful and ethical conduct. References to “employees” throughout this Code shall include all directors, officers and employees of the Company (each an “Employee” and, collectively, the “Employees”).

1. Application of the Code. The Code applies to each Employee and must be strictly observed. If an Employee fails to observe the Code, he or she may face disciplinary action, up to and including termination. Therefore, each Employee individually is responsible to understand the Code and to act in accordance with it. The Code is not intended to cover every applicable law, rule or regulation or to provide answers to all questions that may arise. Therefore, in addition to observing the Code, an Employee must use good judgment in assessing whether any given action is ethical or otherwise constitutes good business conduct. From time to time an Employee may also be required to seek guidance from others with respect to the appropriate course of conduct in a given situation. If an Employee has any questions regarding any law, rule, regulation, or principle discussed in the Code which may govern the appropriate course of conduct, he or she should contact a supervisor or the Company’s legal department.

2. Code Does Not Constitute an Employment Contract. The Code does not in any way constitute an employment contract or an assurance of continued employment. It is for the sole and exclusive benefit of the Company and may not be used or relied upon by any other party. The Company may modify or repeal the provisions of the Code or adopt a new Code at any time it deems appropriate, with or without notice to its Employees.

3. Conflicts of Interest.

3.1
Conflicts of Interest Prohibited. The Company’s policy is to prohibit conflicts of interest unless such conflicts of interest are otherwise approved or waived according to the Company’s policy or applicable laws, rules and regulations. A conflict of interest occurs when an Employee’s personal interest interferes, or appears to interfere, with the interests of the Company in any way.

3.2
Identifying Conflicts of Interest. A conflict of interest can arise when an Employee or a member of his or her family takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest can also arise when an Employee or a member of his or her family receives improper personal benefits as a result of the Employee’s position in the Company. Such conflicts of interest can undermine an Employee’s business judgment and responsibility to the Company and threaten the Company’s business and reputation. Accordingly, an Employee should avoid all apparent, potential, and actual conflicts of interest. Further, an Employee must communicate to the corporate legal department all potential and actual conflicts of interest or material transactions or relationships that reasonably could be expected to give rise to a conflict of interest or the appearance of such a conflict of interest. The following activities all generally constitute a conflict of interest:

3.2.1 Corporate Opportunities. An Employee taking opportunities for his or her own benefit that are discovered through the use of the Company’s information, property or position; or an Employee using the Company’s information, property or position for his or her own personal gain or to compete with the Company.

3.2.2 Loans. The granting by the Company of any loans or guaranties for an Employee or for the Employee’s family members. Such activity will not be allowed without the prior written approval of the corporate legal department, and if appropriate, the Board or a committee thereof. The Company will not extend, maintain or arrange for any personal loan to or for any director or executive officer (or the equivalent thereof).

3.2.3 Outside Activity. An Employee engaging in any outside activity that materially detracts from or interferes with the performance by an Employee of his or her services to the Company.

3.2.4 Outside Employment. An Employee serving as a director, representative, employee, partner, consultant or agent of, or providing services to, a company that is a supplier, customer or competitor of the Company.

3.2.5 Personal Interest. An Employee having any personal interest, whether directly or indirectly, in a transaction involving the Company.

3.2.6 Personal Investments. An Employee owning, directly or indirectly, a material amount of stock in, being a creditor of, or having another financial interest in a supplier, customer or competitor.

3.3
Reporting. Each Employee must report conflicts of interest to a superior who he or she believes is not involved in the matter giving rise to the conflict. Any Employee who has questions as to whether a conflict of interest exists after consulting the Code should contact the corporate legal department for assistance in making that determination.

4. Gifts and Entertainment.

4.1
General Policy. The Company recognizes that the giving and receiving of gifts and entertainment is common business practice. However, gifts and entertainment should never compromise, or appear to compromise, an Employee’s ability to make objective and fair business decisions. The Company’s policy is that an Employee may give or receive gifts or entertainment to or from customers and suppliers only if the gift or entertainment could not be viewed as an inducement to any particular business decision.

4.2
Giving Gifts and Entertainment. An Employee must obtain written permission from the head of his or her department before giving any gifts or entertainment on behalf of the Company. Furthermore, the Employee must ensure that the expense for such gifts or entertainment is properly recorded on the Company’s expense reports.

EXHIBIT 11.2

4.3
Reporting Gifts. An Employee must accept only appropriate gifts from customers or suppliers. The Company encourages Employees to submit each such gift he or she receives. However, an Employee must submit to his or her department any gift the objective market value of which exceeds RMB200.

4.4	Bribes, Kickbacks and Secret Commissions Prohibited. The Company’s policy is to encourage fair transactions. No Employee may give or receive any bribe, kickback, or secret commission.

5. Confidentiality. An Employee must maintain the confidentiality of all information entrusted to him or her by the Company, its suppliers, its customers and other individuals or entities related to the Company’s business. Confidential information includes any non-public information that if disclosed might be useful to the Company’s competitors or harmful to the Company, or its customers or suppliers. Confidential information includes, among other things, the Company’s customer lists and details, new product plans, new marketing platforms or strategies, computer software, trade secrets, research and development findings, manufacturing processes, or the Company’s acquisition or sale prospects. Employees in possession of confidential information must take steps to secure such information. Employees must take steps to ensure that only other Employees who have a “need to know” the confidential information in order to do their job can access it, and to avoid discussion or disclosure of confidential information in public areas (for example, in elevators, on public transportation, and on cellular phones). An Employee may only disclose confidential information when disclosure is authorized by the Company or legally required. Upon termination of employment, or at such other time as the Company may request, each Employee must return to the Company any medium containing confidential information, and may not retain duplicates. An Employee has an ongoing obligation to preserve confidential information, even after his or her termination of employment with the Company, until such time as the Company discloses such information publicly or the information otherwise becomes available to the public through no fault of the Employee.

6. Fair Dealing. Each Employee must deal fairly with each of the Company’s customers, suppliers, competitors and other Employees. Employees must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

7. Protection and Proper Use of Company Assets. An Employee must protect the Company’s assets and ensure their efficient use. Such assets include communication systems, information (proprietary or otherwise), material, facilities and equipment, as well as intangible assets. An Employee must not use such assets for personal profit for themselves or others. Additionally, an Employee must act with reasonable care to protect the Company’s assets from theft, loss, damage, misuse, removal and waste. Where an Employee discovers any theft, loss, damage, misuse, removal or waste of a Company asset, he or she must promptly report this to the Company. Finally, an Employee must use reasonable efforts to ensure that Company assets are used only for legitimate business purposes.

EXHIBIT 11.2

8. Compliance with Laws, Rules and Regulations.

8.1
Generally. An Employee must comply fully with all laws, rules and regulations applying to the Company’s business and its conduct in business matters. This includes, among other things, laws applying to bribery, kickbacks, and secret commissions, copyrights, trademarks and trade secrets, information privacy, insider trading, offering or receiving gifts, employment harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. The fact that certain laws, rules or regulations are not enforced in practice, or that the violation of such laws, rules or regulations is not subject to public criticism or censure, will not excuse any illegal action by an Employee. The Company expects each Employee to understand with all laws, rules and regulations that apply to his or her position at the Company. Where an Employee has a doubt as to the legality of a given action or the proper course of conduct, that Employee must immediately consult the corporate legal department. Aside from strictly legal considerations, Employees must at all times act honestly and maintain the highest standards of business conduct and ethics, consistent with the professional image of the Company.

8.2
Insider Trading. United States federal and state law prohibits the use of “material inside information” when trading in or recommending Company securities. In accordance with applicable United States federal and state law, no Employee may engage in transactions in Company stock (whether for his or her own account, for the Company’s account or otherwise) while in possession of material inside information (“Insider Trading”) relating to Origin Agritech Limited. Furthermore, no Employee who is in possession of material inside information may communicate such information to third parties who may use such information in the decision to purchase or sell Company stock (“Tipping”). These restrictions also apply to securities of other companies if an Employee learns of material inside information in the course of his or her duties for the Company. In addition to violating Company policy, Insider Trading and Tipping are illegal. What constitutes “material inside information” is a complex legal question, but is generally considered to be information not available to the general public, which a reasonable investor contemplating a purchase of Company stock would be substantially likely to take into account in making his or her investment decision. Such information includes information relating to a stock split and other actions relating to capital structure, major management changes, contemplated acquisitions or divestitures, and information concerning earnings or other financial information. Such information continues to be “inside” information until it is disclosed to the general public. Any person who is in possession of material inside information is deemed to be an “insider.” This would include directors, officers, Employees (management and non-management), as well as spouses, friends or brokers who may have acquired such information directly or indirectly from an insider “tip.” Substantial penalties may be assessed against people who trade while in possession of material inside information and can also be imposed upon companies and so called controlling persons such as officers and directors, who fail to take appropriate steps to prevent or detect insider trading violations by their employees or subordinates. To avoid severe consequences, Employees should review this policy before trading in securities and consult with the corporate legal department if any doubts exist as to what constitutes “material inside information.”

EXHIBIT 11.2

9. Reporting Illegal or Unethical Behavior.

9.1
Obligation to Report Violations. Any Employee who is aware of any illegal or unethical behavior at the Company or in connection with its business, or who believes that an applicable law, rule or regulation or the Code has been violated, must promptly report the matter to the corporate legal department.

9.2
Company to Investigate Reported Violations. The Company will investigate promptly all reports of violations and, if appropriate, remedy the violation. If legally required, the Company will also immediately report the violation to the proper governmental authority. An Employee must cooperate with the Company to ensure that violations are promptly identified and resolved.

9.3
Employees Who Report Violations Will Be Protected from Retaliation. The Company shall protect the confidentiality of those making reports of possible misconduct to the maximum extent possible, consistent with the requirements necessary to conduct an effective investigation and the law. In no event will the Company tolerate any retaliation against an Employee for reporting an activity that he or she in good faith believes to be a violation of any law, rule, regulation, or the Code. Any superior or other Employee intimidating or imposing sanctions on an Employee for reporting a matter will be disciplined up to and including termination.

10. Quality of Disclosure. The Company is subject to certain reporting and disclosure requirements in the United States. As a result the Company will be regularly required to report its financial results and other material information about its business to the public and to regulators. The Company’s policy is promptly to disclose accurate and complete information regarding its business, financial condition and results of operations. Each Employee must strictly comply with all applicable standards, laws, regulations and policies for accounting and financial reporting of transactions, estimates and forecasts. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability. Each Employee should be on guard for, and promptly report, any possibility of inaccurate of incomplete financial reporting. Particular attention should be paid to financial results that seem inconsistent with the performance of the underlying business, transactions that do not seem to have an obvious business purpose, or and requests to circumvent ordinary review and approval procedures. The Company’s senior financial officers and other employees working in the finance department have a special responsibility to ensure that all of the Company’s financial disclosures are full, fair accurate, timely and understandable. Any practice or situation that might undermine this objective should be reported to the corporate legal department. An Employee with information relating to questionable accounting or auditing matters may also confidentially, and anonymously if they desire, submit the information in writing to the Board’s Audit Committee.

11. Responding to Improper Conduct. The Company will enforce the Code on a uniform basis for everyone, without regard to an Employee’s position within the Company. If an Employee violates the Code, he or she will be subject to disciplinary action. Supervisors and managers of a disciplined Employee may also be subject to disciplinary action for their failure to properly oversee an Employee’s conduct, or for any retaliation against an Employee who reports a violation. The Company’s response to misconduct will depend upon a number of factors including whether the improper behavior involved illegal conduct. Disciplinary action may include, but is not limited to, reprimands and warnings, probation, suspension, demotion, reassignment, reduction in salary or immediate termination. Employees should be aware that certain actions and omissions prohibited by the Code might be crimes that could lead to individual criminal prosecution and, upon conviction, to fines and imprisonment.

EXHIBIT 11.2

12. Amendment and Waivers. Amendments of this Code must be in writing and approved by the Board of Directors. Waivers or exceptions to the Code may only be granted in advance and only under exceptional circumstances. A waiver of the Code for any executive officer or director may be made only by the Board or a committee thereof and must be promptly disclosed to the extent required by applicable law and stock exchange requirements.

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